Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact: Sheila Odom
                      402.458.2329
                      nelnetcommunications@nelnet.net

Investor Contact:     Cheryl Watson
                      317.469.2064
                      investorrelations@nelnet.net


For Immediate Release


NELNET TAPS BOTTEGAL AND HALL TO LEAD EDUCATION SERVICES DIVISION, NAMES NOORDHOEK PRESIDENT

Lincoln, Neb., January 9, 2006 - Nelnet, Inc. (NYSE: NNI) announced today the formation of an Education Services division that will be led by David Bottegal as Chief Executive Officer of the division and Matt Hall as Chief Operating Officer of the division. In addition, the company named Jeff Noordhoek as President of Nelnet, Inc.

The creation of Nelnet's Education Services division combines all areas of the company that are responsible for the delivery of education-related products and services to families and schools nationwide. Within this division are Nelnet's student loan asset generation through its direct-to-consumer and school-based channels, student loan servicing, guarantee services, business solutions such as tuition payment plans and electronic commerce, marketing and brand development, and research and development.

"The formation of a dedicated Education Services division positions this core part of our business for sustainable, long-term growth and innovation," said Mike Dunlap, Chairman and co-Chief Executive Officer. "The new division puts us closer to our customers for enhanced focus and decision making to meet changing market needs. By integrating these areas we will be able to deliver greater value to our customers in a more effective and efficient manner."

Bottegal joined Nelnet in 2001 and most recently served as the company's Chief Marketing Officer. As Chief Executive Officer of Education Services, Bottegal will provide the strategic direction of the new division and will report directly to Nelnet's co-Chief Executive Officers Mike Dunlap and Steve Butterfield.

Hall has been with Nelnet or one of its predecessor companies since 1989 and was most recently Executive Director of Loan Servicing. For the new division, Hall will serve as Chief Operating Officer and will ensure the execution and delivery of the products and services. He will report to Bottegal.

"David and Matt bring a tremendous amount of expertise and vision to their new leadership roles," said Dunlap. "With their strategic and operational talent they have been very successful in delivering growth and innovation to many areas of the company and will be great leaders of this new team focused on the delivery of education services."

As President, Noordhoek will assume broad oversight responsibilities of Nelnet, Inc. and focus on strategic planning and growth initiatives with Nelnet's co-Chief Executive Officers. In addition, he will oversee Nelnet's Mergers and Acquisitions, Capital Markets, Investor Relations, Government and Industry Relations, and Corporate Communications departments.

Noordhoek has been with Nelnet since 1996 and most recently served as Nelnet's Capital Markets Officer with responsibility for the company's securitization and capital markets funding initiatives.

"As one of the original associates of the company, Jeff has been instrumental to our success and growth from the beginning," said Dunlap. "He has developed an effective capital markets program and has been a thoughtful member of our senior leadership team, helping to establish the strategic direction of the organization. Steve Butterfield and I are pleased to now expand Jeff's leadership role within the company."

Biographies of Bottegal, Hall, Noordhoek, and Nelnet's executive leadership are available at www.nelnetinvestors.net.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $16.4 billion as of September 30, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.